                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE

--------------------------------------------------------------------------------
Contact:  William R. Council, III
          Chief Executive Officer


            ADVOCAT TO RENOVATE SEVEN LEASED NURSING HOME FACILITIES

                                ----------------

           LESSOR TO PROVIDE $5 MILLION IN CAPITAL TO FUND RENOVATIONS

FRANKLIN, Tenn. - (June 15, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it plans to renovate seven nursing home facilities that it currently leases from Sterling Acquisition Corp., a wholly-owned subsidiary of Omega Healthcare Investors, a publicly owned REIT. Sterling will provide up to $5 million in capital over the next 18 months to fund the renovations.

"We plan to significantly upgrade seven facilities that we lease from Sterling," stated William R. Council, III, Chief Executive Officer of Advocat. "The capital improvements will focus on updating both the interior and exterior of these facilities that are 20-40 year old. We identified facilities having an opportunity to increase occupancy and believe the capital improvements will be an important part in attracting new residents."

As part of the agreement, Sterling will advance funds to Advocat for capital improvements made to the facilities on or before December 31, 2006. The annual base rent related to these facilities will be increased to reflect the amount of capital improvements made to the respective facilities.

"The funding from Sterling will allow us to significantly update these seven facilities," continued Mr. Council. "We anticipate our staff and existing residents will benefit from the renovations and other upgrades. In addition, we expect these facilities to be more marketable after the renovations are complete, improving our opportunities to build our occupancy rates in these select markets."

         Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


                                       ###